                                                                  EXHIBIT 10.32


                               PURCHASE AGREEMENT

                                  BY AND AMONG

                        CGW SOUTHEAST PARTNERS IV, L.P.,

                             JI ACQUISITION CORP.,

                                      AND

                           JOHNSTON INDUSTRIES, INC.

                           DATED AS OF MARCH 30, 2000

                               PURCHASE AGREEMENT


         THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March 30, 2000, by and among CGW Southeast Partners IV, L.P. ("CGW"), a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act; JI Acquisition Corp. ("Purchaser"), a Delaware corporation; and Johnston Industries, Inc. ("Johnston"), a Delaware corporation.


                                    PREAMBLE

The respective Boards of Directors of Johnston and Purchaser and the General Partner of CGW have approved, and deem it advisable and in the best interests of their respective stockholders to enter into this Agreement to provide for, the acquisition of Johnston Common Stock and Johnston Preferred Stock by Purchaser upon the terms and subject to the conditions set forth herein.

              Certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

              NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:


                                   ARTICLE 1
                                   THE OFFER

              1.1   THE OFFER.

                    (a) Subject to the provisions of this Agreement, as promptly as reasonably practicable, Purchaser shall, and CGW shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the 1934 Act) a tender offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") for all of the then outstanding shares (the "Shares") of Johnston Common Stock at a price of $3.00 per Share, net to the seller in cash (such price, or any such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"). The obligation of Purchaser to, and of CGW to cause Purchaser to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Article 8 hereof and Exhibit 1 hereto (any of which may be waived by Purchaser in its sole discretion) and to the terms and conditions of this Agreement. Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of Johnston, Purchaser shall not (i) reduce the price per Share to be paid pursuant to the Offer, (ii) modify or add to the conditions set forth in Exhibit 1, (iii) except as provided in the next sentence, extend the Offer, or (iv) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of Johnston, (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Purchaser's obligations to purchase Shares shall not be satisfied, (ii) extend the Offer for a period of not more than ten business days beyond the initial expiration date of the Offer (which initial expiration date shall be 20 business days following the commencement of the Offer), if on the date of such extension less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer, notwithstanding that all conditions to the Offer are satisfied as of the date of such extension, (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, and (iv) extend the Offer for any reason for a period of not more than ten business days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence. Notwithstanding the foregoing, the Offer may not be extended beyond the date of termination of this Agreement pursuant to Article
9. Subject to the terms and conditions of the Offer and this Agreement, Purchaser shall, and CGW shall cause Purchaser to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

                    (b) On the date of commencement of the Offer, Purchaser shall file, and CGW shall cause Purchaser to file, with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase (the "Offer to Purchase") and a related letter of transmittal and summary advertisement, all in accordance with the terms of the Offer as set forth herein (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents shall comply in all material respects with the requirements of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to Johnston's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Purchaser with respect to information furnished in writing by or on behalf of Johnston expressly for inclusion in the Offer Documents. Purchaser and Johnston each agree promptly to correct any information provided by or on its behalf for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Purchaser further agrees to promptly take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to Johnston's stockholders, in each case as to and to the extent required by applicable federal securities laws. Johnston and its counsel shall be given the opportunity to review the Schedule TO before it is filed with the SEC. In addition, Purchaser will provide Johnston and its counsel, in writing, with any comments, whether written or oral, Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

              1.2   JOHNSTON ACTIONS.

                    (a) Johnston hereby approves the making of, and consents to the Offer and represents and warrants that its Board of Directors, at a meeting duly called and held, has duly adopted resolutions (i) approving this Agreement, consenting to the Offer being made and approving the sale of Johnston Common Stock and Johnston Preferred Stock contemplated by Article 3 hereof (collectively, the "Transactions"), and such approval constitutes approval of the Transactions for purposes of Section 203 of the DGCL and the Stockholder Protection Agreement, dated as of May 17, 1999, between Johnston and The Bank of New York (the "Stockholder Protection Agreement"), such that the provisions of said Section 203 and the Stockholder Protection Agreement will not apply to the Transactions and (ii) determining, in reliance on the opinion described in Section 4.22 hereof, that the terms of the Transactions are fair to, and in the best interests of, the stockholders of Johnston.

                    (b) On the date the Offer Documents are filed with the SEC, Johnston shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall contain the position of the Board of Directors of Johnston and shall mail the Schedule 14D-9 to the stockholders of Johnston. The Schedule 14D-9 shall comply in all material respects with the requirements of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to Johnston's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Johnston with respect to information furnished in writing by or on behalf of Purchaser expressly for inclusion in the Schedule 14D-9. Purchaser and Johnston agree promptly to correct any information provided by or on its behalf for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and Johnston further agrees to promptly take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and to be disseminated to Johnston's stockholders, in each case as to and to the extent required by applicable Federal securities laws. Purchaser and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, Johnston agrees to provide Purchaser and its counsel, in writing, with any comments, whether written or oral, that Johnston or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

                    (c) In connection with the Offer, Johnston will promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing, or computer file containing the names and addresses of all record holders of the Shares as of a recent date, and shall furnish Purchaser with such additional information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels and lists of security positions) and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents, CGW and Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will promptly deliver or cause to be delivered to Johnston all copies of such information then in their possession.

                                   ARTICLE 2
                           EFFECTIVE TIME AND CLOSING

              2.1 EFFECTIVE TIME. The Transactions shall become effective on the date and at the time that payment for the Shares validly tendered and not withdrawn pursuant to the Offer has been made by Purchaser (the "Effective Time").

              2.2 TIME AND PLACE OF CLOSING. The closing of the Transactions (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.


                                   ARTICLE 3
                                 STOCK PURCHASE

       Pursuant to the following provisions of this Article 3, Purchaser shall purchase shares of Johnston Common Stock and Johnston Preferred Stock having an aggregate value of $27 million.


              3.1 PURCHASE OF COMMON STOCK. At the Closing, Purchaser shall purchase and acquire, and CGW shall cause Purchaser to purchase and acquire, and Johnston shall issue and sell to Purchaser, 8,750,000 shares of authorized but unissued Johnston Common Stock (the "Additional Common Stock") at a per share purchase price of $3.00 per share for an aggregate value of $26.25 million. The issuance of the Additional Common Stock shall have been duly approved by the Board of Directors of Johnston as required by applicable law, such that, when issued, the shares of Additional Common Stock will be duly and validly issued and outstanding and fully paid and nonassessable under the DGCL.

              3.2 DESIGNATION OF SERIES A PREFERRED STOCK. Prior to the Effective Time, Johnston shall cause its Board of Directors to designate a class of Johnston Preferred Stock as Series A Preferred Stock having the designations and powers, preferences and rights, and the qualifications, limitations and restrictions set forth in the Certificate of Designation attached hereto as Exhibit 2.

              3.3 PURCHASE OF PREFERRED STOCK. At the Closing, Purchaser shall purchase and acquire, and CGW shall cause Purchaser to purchase and acquire and Johnston shall issue and sell to Purchaser, 250,000 shares of Series A Preferred Stock of Johnston at a per share purchase price of $3.00 per share for an aggregate value of $750,000. The issuance of such Series A Preferred Stock shall have been duly approved by the Board of Directors of Johnston as required by applicable Law, such that, when issued, the shares of Series A Preferred Stock will be duly and validly issued and outstanding and fully paid and nonassessable under the DGCL.

                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF JOHNSTON

              Except as specifically set forth in the Johnston Disclosure Memorandum, Johnston hereby represents and warrants to CGW and Purchaser as follows:

              4.1 ORGANIZATION, STANDING, AND POWER. Johnston is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Johnston is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect. The minute books and other organizational documents for Johnston have been made available to CGW for its review and are true and complete in all material respects as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

              4.2   AUTHORITY OF JOHNSTON; NO BREACH BY AGREEMENT.

                    (a) Johnston has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery, and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Johnston. This Agreement represents a legal, valid, and binding obligation of Johnston, enforceable against Johnston in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                    (b) Neither the execution and delivery of this Agreement by Johnston, nor the consummation by Johnston of the Transactions, nor compliance by Johnston with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Johnston's Certificate of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Johnston Subsidiary or any resolution adopted by the board of directors or the stockholders of any Johnston Entity, or (ii) except as set forth in Section 4.2 of the Johnston Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any Johnston Entity under, any Contract of any Johnston Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(a), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Johnston

Entity or any of their respective material Assets (including any CGW Entity or any Johnston Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any CGW Entity or any Johnston Entity being reassessed or revalued by any Taxing authority).

                    (c) No notice to, filing with, or Consent of, any Governmental Entity is necessary for the consummation by Johnston of the Transactions, except for (i) the filing of a premerger notification and report form by CGW and Johnston under the HSR Act, (ii) the filing with the SEC of (y) the Schedule TO, and (z) such reports under Section 13(a) of the 1934 Act as may be required in connection with the Transactions, (iii) the filing of appropriate documents with the relevant authorities of jurisdictions in which Johnston is qualified to do business, and (iv) such other notices, filings and Consents as are disclosed in Section 4.2 of the Johnston Disclosure Memorandum.

              4.3   CAPITAL STOCK.

                    (a) The entire authorized capital stock of Johnston consists of 23,000,000 shares, of which 20,000,000 are shares of Johnston Common Stock and 3,000,000 are shares of Johnston Preferred Stock. Of the Johnston Common Stock, 10,721,872 shares are issued and outstanding and 1,745,819 are held in treasury, and of the Johnston Preferred Stock, no shares have been issued and are outstanding, except for (i) 325,000 shares which have been designated as Johnston preferred stock, series 1996, of which no shares of such Johnston preferred stock, series 1996, are outstanding and no shares are held in treasury, and (ii) 200,000 shares which have been designated as Series X Junior Participating Preferred Stock, par value $.01 per share (the "Series X Preferred Stock"), of which no shares of Series X Preferred Stock are outstanding and no shares are held in treasury. All of the issued and outstanding shares of capital stock of Johnston are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Johnston have been issued in violation of any preemptive rights of the current or past stockholders of Johnston.

                    (b) Except for the shares set forth above, or as disclosed in Section 4.3(b) of the Johnston Disclosure Memorandum, there are no shares of capital stock or other equity securities of Johnston outstanding and no outstanding Johnston Equity Rights. All shares of Johnston Common Stock which may be issued pursuant to Johnston Equity Rights as described in Section 4.3(b) of the Johnston Disclosure Memorandum, when issued, will have been duly authorized, validly issued, fully paid and nonassessable. Set forth on Section 4.3(b) of the Johnston Disclosure Memorandum is a list of the holders of Johnston Equity Rights, including the number of shares of Johnston Common Stock issuable upon the exercise of each such Johnston Equity Rights and the exercise price thereof. Except as set forth in Section 4.3(b) of the Johnston Disclosure Memorandum, Johnston does not have any outstanding option, warrant, subscription or other right, agreement or commitment that either (i) obligates Johnston to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Johnston or (ii) restricts the transfer of Johnston Common Stock.

              4.4 JOHNSTON SUBSIDIARIES. Johnston has disclosed in Section 4.4 of the Johnston Disclosure Memorandum all of the Johnston Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Johnston Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 4.4 of the Johnston Disclosure Memorandum, Johnston or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Johnston Subsidiary. No capital stock (or other equity interest) of any Johnston Subsidiary is or may become required to be issued by reason of any Johnston Equity Rights, and there are no Contracts by which any Johnston Subsidiary is bound to issue additional shares of its capital stock (or other equity interests) or Johnston Equity Rights or by which any Johnston Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Johnston Subsidiary. There are no Contracts relating to the rights of any Johnston Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Johnston Subsidiary. All of the shares of capital stock (or other equity interests) of each Johnston Subsidiary held by a Johnston a Johnston Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Johnston Entity free and clear of any Lien. Except as disclosed in Section 4.4 of the Johnston Disclosure Memorandum, each Johnston Subsidiary is a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its material Assets and to carry on its business as now conducted. Each Johnston Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect. The minute books and other organizational documents for each Johnston Subsidiary have been made available to CGW for its review, and, except as disclosed in Section 4.4 of the Johnston Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

              4.5   SEC FILINGS; FINANCIAL STATEMENTS.

                    (a) Johnston has timely filed and made available to CGW all SEC Documents required to be filed by Johnston since January 1, 1996 (the "Johnston SEC Reports"). The Johnston SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Johnston SEC Reports or necessary in order to make the statements in such Johnston SEC Reports, in light of the circumstances under which they were made, not materially misleading. No Johnston Subsidiary is required to file any SEC Documents.

                    (b) Each of the Johnston Financial Statements (including, in each case, any related notes) contained in the Johnston SEC Reports, including any Johnston SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Johnston and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

              4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in
Section 4.6 of the Johnston Disclosure Memorandum, no Johnston Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect. No Johnston Entity has incurred or paid any Liability since January 1, 1999, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section
4.6 of the Johnston Disclosure Memorandum, no Johnston Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability for any Person for any amount in excess of $50,000.

              4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1999, except as disclosed in Section 4.7 of the Johnston Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect, (ii) there has not been any split, combination or reclassification of any of Johnston's outstanding capital stock or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iii) there has not been any material change in the accounting methods, principles or practices by Johnston or any Johnston Subsidiaries, except insofar as may have been required by GAAP, and (iv) the Johnston Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Johnston provided in Section 6.2.

              4.8   TAX MATTERS.

                    (a) All Tax Returns required to be filed by or on behalf of any of the Johnston Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Johnston Material Adverse Effect, except as reserved against in the Johnston Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.8 of the Johnston Disclosure Memorandum. Johnston's federal income Tax Returns have been audited by the IRS and accepted through June 30, 1995. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the material Assets of the Johnston Entities.

                    (b) Except as set forth in Section 4.8 of the Johnston Disclosure Memorandum, none of the Johnston Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                    (c) The provision for any Taxes due or to become due for any of the Johnston Entities for the period or periods through and including the date of the respective Johnston Financial Statements that has been made and is reflected on such Johnston Financial Statements is sufficient to cover all such Taxes.

                    (d) Deferred Taxes of the Johnston Entities have been provided for in accordance with GAAP.

                    (e) None of the Johnston Entities is a party to any Tax allocation or sharing agreement and none of the Johnston Entities has been a member of an Affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Johnston) or has any Liability for Taxes of any Person (other than Johnston and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

                    (f) Each of the Johnston Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all material applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect.

                    (g) Except as disclosed in Section 4.8 of the Johnston Disclosure Memorandum, none of the Johnston Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under
Section 280G or 162(m) of the Internal Revenue Code.

                    (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Johnston Entities that occurred during or after any Taxable Period in which the Johnston Entities incurred a net operating loss that carries over to any Taxable Period ending after November 2, 1997.

                    (i) No Johnston Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

              4.9   ASSETS.

                    (a) Except as disclosed in Section 4.9 of the Johnston Disclosure Memorandum or as disclosed or reserved against in the Johnston Financial Statements delivered prior to the date of this Agreement, the Johnston Entities have good and marketable title, free and clear of all Liens, to all of their respective material Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Johnston Material Adverse Effect. All material tangible properties used in the businesses of the Johnston Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Johnston's past practices.

                    (b) All items of inventory of the Johnston Entities reflected on the most recent balance sheet included in the Johnston Financial Statements delivered prior to the date of this Agreement and prior to the Effective Time consisted and will consist, as applicable, of items of a quality and quantity usable and salable in the ordinary course of business and conform to generally accepted standards in the industry in which the Johnston Entities are a part.

                    (c) The accounts receivable of the Johnston Entities as set forth on the most recent balance sheet included in the Johnston Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the Johnston Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

                    (d) All Assets which are material to Johnston's business on a consolidated basis, held under leases or subleases by any of the Johnston Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

                    (e) The Johnston Entities currently maintain insurance substantially similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the

Johnston Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth in Section 4.9 of the Johnston Disclosure Memorandum, there are presently no claims for amounts exceeding in any individual case $50,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Johnston Entity under such policies.

                    (f) The Assets of the Johnston Entities include all Assets required to operate the business of the Johnston Entities as presently conducted.

              4.10 INTELLECTUAL PROPERTY. Each Johnston Entity owns or has a license to use all of the material Intellectual Property used by such Johnston Entity in the course of its business. Each Johnston Entity is the owner of or has a license to any material Intellectual Property sold or licensed to a third party by such Johnston Entity in connection with such Johnston Entity's business operations, and such Johnston Entity has the right to convey by sale or license any material Intellectual Property so conveyed. No Johnston Entity is in Default under any of its material Intellectual Property licenses. No proceedings have been instituted, or are pending or, to Johnston's Knowledge, threatened, which challenge the rights of any Johnston Entity with respect to material Intellectual Property used, sold or licensed by such Johnston Entity in the course of its business, nor to Johnston's Knowledge has any person claimed or alleged any rights to such Intellectual Property. To Johnston's Knowledge, the conduct of the business of the Johnston Entities does not infringe any Intellectual Property of any other person. No Johnston Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 4.10 of the Johnston Disclosure Memorandum, every officer, director, or employee of any Johnston Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Johnston Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Johnston Entity, and, to Johnston's Knowledge, no such officer, director or employee is party to any Contract with any Person other than a Johnston Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Johnston Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Johnston Entity. Except as disclosed in
Section 4.10 of the Johnston Disclosure Memorandum, to Johnston's Knowledge, no officer, director or employee of any Johnston Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Johnston Entity.

              4.11  ENVIRONMENTAL MATTERS.

                    (a) Except as set forth in Section 4.11 of the Johnston Disclosure Memorandum, each Johnston Entity, its Participation Facilities, and its Operating Properties are, and have been during any Johnston Entity's tenure as an owner or operator thereof, and to Johnston's Knowledge were prior to such tenure, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect.

                    (b) Except as set forth in Section 4.11 of the Johnston Disclosure Memorandum, there is no Litigation pending or, to the Knowledge of Johnston, threatened before any court, governmental agency, or authority or other forum in which any Johnston Entity or any of its Operating Properties or Participation Facilities (or Johnston in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or reasonably expected to affect) a site owned, leased, or operated by any Johnston Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect, nor, to Johnston's Knowledge, is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect.

                    (c) Except as set forth in Section 4.11 of the Johnston Disclosure Memorandum during the period of (i) any Johnston Entity's ownership or operation of any of their respective current properties, (ii) any Johnston Entity's participation in the management of any Participation Facility, or
(iii) to Johnston's Knowledge, any Johnston Entity's holding of a security interest in an Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect. Prior to the period of (i) any Johnston Entity's ownership or operation of any of their respective current properties, (ii) any Johnston Entity's participation in the management of any Participation Facility, or (iii) to Johnston's Knowledge, any Johnston Entity's holding of a security interest in a Operating Property, to the Knowledge of Johnston, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect.

              4.12 COMPLIANCE WITH LAWS. Each Johnston Entity has in effect all material Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect. Except as disclosed in Section 4.12 of the Johnston Disclosure Memorandum, none of the Johnston Entities:

                  (a) is in Default under any of the provisions of its Certificate of Incorporation or Bylaws (or other governing instruments);

                  (b) Except for the environmental issues described in Section
         4.11 of the Johnston Disclosure Memorandum, is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect; or

                  (c) Except for the environmental issues described in Section
         4.11 of the Johnston Disclosure Memorandum, since January 1, 1995, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Johnston Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect, (ii) threatening to revoke any material Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect, or (iii) requiring any Johnston Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority, which are in Johnston's possession, have been made available to CGW.

              4.13 LABOR RELATIONS. No Johnston Entity is the subject of any Litigation asserting that it or any other Johnston Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Johnston Entity to bargain with any labor organization as to wages or conditions of employment, nor is any Johnston Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Johnston Entity, pending or, to Johnston's Knowledge, threatened, or to the Knowledge of Johnston, is there any activity involving any Johnston Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

              4.14  EMPLOYEE BENEFIT PLANS.

                    (a) Johnston has disclosed in Section 4.14 of the Johnston Disclosure Memorandum, and has delivered or made available to CGW prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Johnston Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Johnston Benefit Plans"). Any of the Johnston Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of

ERISA, is referred to herein as a "Johnston ERISA Plan." Each Johnston ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as an "Johnston Pension Plan." No Johnston Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                    (b) All Johnston Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect. Each Johnston ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Johnston is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Johnston Entity has engaged in a transaction with respect to any Johnston Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Johnston Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                    (c) Except as set forth in Section 4.14(c) of the Johnston Disclosure Memorandum, no Johnston Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Johnston Pension Plan, (ii) no change in the actuarial assumptions with respect to any Johnston Pension Plan, and (iii) no increase in benefits under any Johnston Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any Johnston Pension Plan nor any "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any Johnston Entity, or the single-employer plan of any entity which is considered one employer with Johnston under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No Johnston Entity has provided, or is required to provide, security to a Johnston Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

                    (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Johnston Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No Johnston Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Johnston Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                    (e) Except as disclosed in Section 4.14 of the Johnston Disclosure Memorandum, no Johnston Entity has any Liability for retiree health and life benefits under any of the Johnston Benefit Plans and there are no restrictions on the rights of such Johnston Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

                    (f) Except as disclosed in Section 4.14 of the Johnston Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Johnston Entity from any Johnston Entity under any Johnston Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Johnston Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                    (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Johnston Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Johnston Financial Statements to the extent required by and in accordance with GAAP.

              4.15 MATERIAL CONTRACTS. Except as disclosed in Section 4.15 of the Johnston Disclosure Memorandum or otherwise reflected in the Johnston Financial Statements, none of the Johnston Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Johnston Entity or the guarantee by any Johnston Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Johnston Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Johnston Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Johnston Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000), (viii) any agreement with any holder (or Affiliate thereof) of 5% or more of any class of securities of Johnston or any Johnston Entity and (ix) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Johnston with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 4.9 and 4.14(a), the "Johnston Contracts"). With respect to each Johnston Contract and except as disclosed in Section 4.15 of the Johnston Disclosure Memorandum:

(a) the Contract is in full force and effect; (b) no Johnston Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect, (c) no Johnston Entity has repudiated or waived any material provision of any such Contract; and (d) no other party to any such Contract is, to the Knowledge of Johnston, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect, or has repudiated or waived any material provision thereunder. Except as set forth in Section 4.15 of the Johnston Disclosure Memorandum, all of the indebtedness of any Johnston Entity for money borrowed is prepayable at any time by such Johnston Entity without penalty or premium.

              4.16 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Johnston, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Johnston Entity, or against any director, employee or employee benefit plan of any Johnston Entity, or against any material Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Johnston Entity, that are reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect. Section 4.16 of the Johnston Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Johnston Entity is a party and which names a Johnston Entity as a defendant or cross-defendant or for which, to Johnston's Knowledge, any Johnston Entity has any potential Liability.

              4.17 REPORTS. Since January 1, 1996, or the date of organization if later, each Johnston Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except failures to file which are not reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not materially misleading.

              4.18 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any Johnston Entity or any Affiliate thereof to CGW pursuant to this Agreement or in connection with the Transactions contains or will contain, when considered in light of all information provided to CGW pursuant hereto, any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Johnston, or any of its officers, directors, employees, representatives or agents, for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 including any amendments or supplements thereto, will at the respective times the Offer Documents or the Schedule 14D-9 are filed with the SEC or first published, sent or given to Johnston's stockholders, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or, in light of the circumstances under which they were made, omit to state any material fact necessary in order to make the statements therein not false or misleading; provided, that Johnston makes no representation or warranty with respect to information that has been or will be supplied in writing by or on behalf of CGW, Purchaser or any CGW Subsidiaries, or their officers, directors, employees, representatives or agents, for inclusion or incorporation by reference in any of the foregoing documents. The Schedule 14D-9 and any amendments or supplements thereto will comply in all material respects with the applicable provisions of the 1934 Act and the rules and regulations thereunder and all other documents that any Johnston Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the Transactions will comply as to form in all material respects with the provisions of applicable Law.

              4.19 REGULATORY MATTERS. No Johnston Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(a) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

              4.20 STATE TAKEOVER LAWS. Each Johnston Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws").

              4.21 CHARTER PROVISIONS. Each Johnston Entity has taken all action so that the entering into of this Agreement and the consummation of the Transactions do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any Johnston Entity or restrict or impair the ability of CGW or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Johnston Entity that may be directly or indirectly acquired or controlled by them.

              4.22 OPINION OF FINANCIAL ADVISOR. Johnston has received the opinion of The Robinson-Humphrey Company, LLC, dated the date of this Agreement, to the effect that the consideration to be received by the holders of Johnston Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to CGW.

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

              Purchaser hereby represents and warrants to Johnston as follows:

              5.1 ORGANIZATION, STANDING, AND POWER. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Purchaser is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

              5.2   AUTHORITY; NO BREACH BY AGREEMENT.

                    (a) Purchaser has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser. This Agreement represents a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                    (b) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the Transactions, nor compliance by Purchaser with any of the provisions hereof, will, subject to receipt of the requisite Consents referred to in Section 8.1(a), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Purchaser.

                    (c) No notice to, filing with, or Consent of, any Governmental Entity is necessary for the consummation by Purchaser of the Transactions, except for (i) the filing of a premerger notification and report form by Purchaser under the HSR Act, (ii) the filing with the SEC of the Offer Documents and such reports under Sections 13 and 16(a) of the 1934 Act as may be required in connection with the Transactions, and (iii) such other notices, filings and Consents as may be required under the Takeover Laws or "blue-sky" Laws of various states.

              5.3 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Purchaser, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Purchaser, that is reasonably likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated hereby.

              5.4 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by Purchaser or any Affiliate thereof to Johnston pursuant to this Agreement contains or will contain, when considered in light of all information provided to Johnston pursuant hereto, any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Purchaser, or any of its officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 including any amendments or supplements thereto, will at the respective times they are filed with the SEC or first published or sent or given to Johnston's stockholders, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or, in light of the circumstances under which they were made, omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, Purchaser does not make any representation or warranty with respect to the information that has been supplied in writing by or on behalf of any Johnston Entity or their respective officers, directors, employees, representatives or agents for inclusion or incorporation by reference in any of the foregoing documents. The Offer Documents and any amendments or supplements thereto will comply in all material respects with the applicable provisions of the 1934 Act and the rules and regulations thereunder and all other documents that Purchaser or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the Transactions will comply as to form in all material respects with the provisions of applicable Law.

              5.5 REGULATORY MATTERS. Neither Purchaser nor any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(a) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

              5.6 COMMITMENT LETTER. Purchaser has received a commitment letter, dated the date hereof, from a lender to restructure the Bank Credit Agreement, dated as of March 28, 1996, as amended, between Johnston, the Johnston Subsidiaries and the banks named therein, The Chase Manhattan Bank, N.A. as Administrative Agent, Chase Securities, Inc. as Arranger, and NationsBank, N.A. as Syndication Agent, on terms and conditions satisfactory to Purchaser.

              5.7 INVESTMENT INTENT. Purchaser is acquiring the Additional Common Stock and Series A Preferred Stock to be issued pursuant to Article 3 of this Agreement for investment only, for Purchaser's own account and not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof or participation therein. Purchaser is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act. Purchaser understands that the shares of Johnston Common Stock and Series A Preferred Stock to be issued pursuant to Article 3 of this Agreement have not been, and will not be, registered under the 1933 Act in reliance upon the representations set forth herein.


                                   ARTICLE 6
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

              6.1 AFFIRMATIVE COVENANTS OF JOHNSTON. From the date of this Agreement until the earlier of the termination of this Agreement or the time designees of Purchaser have been elected to and constitute a majority of the Board of Directors of Johnston (the "Appointment Date"), unless the prior written consent of Purchaser shall have been obtained, and except as otherwise expressly contemplated herein, Johnston shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and material Assets and maintain its material rights, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the Transactions without imposition of a condition or restriction of the type referred to in the last sentences of Section 8.1(a) or 8.1(b), (ii) except as otherwise permitted by Section 7.9, cause any of the conditions to the Offers set forth in Exhibit 1, not to be satisfied, or (iii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

              6.2 NEGATIVE COVENANTS OF JOHNSTON. From the date of this Agreement until the earlier of the termination of this Agreement or the Appointment Date, unless the prior written consent of Purchaser shall have been obtained, and except as otherwise expressly contemplated herein, Johnston covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

                  (a) amend the Certificate of Incorporation, Bylaws or other governing instruments of any Johnston Entity, or

                  (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Johnston Entity to another Johnston Entity) in excess of an aggregate of $100,000 (for all the Johnston Entities on a consolidated basis) except in the ordinary course of the business of the Johnston Entities consistent with past practices, or impose, or suffer the imposition, on any material Asset of any Johnston Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Johnston Disclosure Memorandum); or

                  (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Johnston Entity, or declare or pay any dividend or make any other distribution in respect of Johnston's capital stock; or

                  (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Johnston Common Stock or any other capital stock of any Johnston Entity, or any stock appreciation rights, or any option, warrant, or other Johnston Equity Right; or

                  (e) adjust, split, combine or reclassify any capital stock of any Johnston Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Johnston Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any Johnston Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Johnston Entity) or (y) any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                  (f) purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Johnston Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                  (g) grant any increase in compensation or benefits to the employees or officers of any Johnston Entity, except in accordance with past practice disclosed in Section 6.2(g) of the Johnston Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 6.2(g) of the Johnston Disclosure Memorandum; and enter into or amend any severance agreements with officers of any Johnston Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any Johnston Entity except in accordance with past practice disclosed in
         Section 6.2(g) of the Johnston Disclosure Memorandum; or

                  (h) enter into or amend any employment Contract between any Johnston Entity and any Person (unless such amendment is required by Law) that the Johnston Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (i) adopt any new employee benefit plan of any Johnston Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Johnston Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

                  (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (k) commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any Johnston Entity for material money damages or restrictions upon the operations of any Johnston Entity; or

                  (l) enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

                  (m) authorize any of, or commit or agree to take any of, the foregoing actions.

              6.3 ADVERSE CHANGES IN CONDITION. Johnston agrees to give written notice promptly to CGW and Purchaser upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.


                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS

              7.1 MERGER WITHOUT MEETING OF STOCKHOLDERS. In the event that Purchaser and any Affiliates shall acquire in the aggregate at least 90% of the outstanding shares of the voting capital stock of Johnston, pursuant to the Offer or otherwise (including the purchase of Additional Common Stock and Series A Preferred Stock pursuant to Article 3 of this Agreement), the parties hereto shall, at the request of Purchaser and subject to the provisions of this
Article 7, take all necessary and appropriate action to cause a wholly owned subsidiary of Purchaser to be merged with and into Johnston, with Johnston as the surviving corporation (the "Merger"), without a meeting of stockholders of Johnston, in accordance with the DGCL; such that each share of capital stock of the wholly owned subsidiary of Purchaser owned by Purchaser or its Affiliates shall be cancelled and cease to be outstanding and each share of Johnston Common Stock, other than those held by CGW, Purchaser or their Affiliates, shall be exchanged for cash consideration equal to the Offer Price.

              7.2 ALTERNATIVE MERGER. In the event that Purchaser and any Affiliates shall acquire in the aggregate at least 50.1% of the outstanding shares of the voting capital stock of Johnston, pursuant to the Offer or otherwise (including the purchase of the Additional Common Stock and Series A Preferred Stock pursuant to Article 3 of this Agreement), then as soon as practicable after the Closing the parties hereto shall, subject to the provisions of this Article 7, take all necessary and appropriate action to cause a wholly owned subsidiary of Purchaser to be merged with and into Johnston, with Johnston as the surviving corporation (the "Alternative Merger") without a meeting of stockholders of Johnston, in accordance with the DGCL; such that each share of capital stock of the wholly owned subsidiary of Purchaser owned by Purchaser or its Affiliates shall be cancelled and cease to be outstanding.

              7.3 APPLICATIONS; ANTITRUST NOTIFICATION. Purchaser shall promptly prepare and file, and Johnston shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the Transactions and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the Transactions.

              7.4 FILINGS WITH STATE OFFICES. If required pursuant to Sections
7.1 or 7.2, Johnston shall execute and file the necessary Certificate of Merger with the Secretary of State of the State of Delaware.

              7.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Exhibit 1 and in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

              7.6   BOARD OF DIRECTORS OF JOHNSTON.

                    (a) Promptly upon the purchase of and payment for shares of Johnston Common Stock and Series A Preferred Stock by Purchaser pursuant to
Article 1 and Article 3 hereof, which represent at least a majority of the outstanding shares of Johnston's capital stock, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of Johnston as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Purchaser pursuant to this sentence) multiplied by the percentage that the number of shares of Johnston capital stock so purchased bears to the total number of shares of Johnston capital stock then outstanding. In furtherance thereof, Johnston shall, upon the request of Purchaser, use its commercially reasonable efforts promptly either to increase the size of its Board of Directors, including amending the By-laws of Johnston if necessary to so increase the size of Johnston's Board of Directors, or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Purchaser's designees to be so elected to Johnston's Board of Directors, and shall take all actions available to Johnston to cause Purchaser's designees to be so elected. At such time, Johnston shall, if requested by Purchaser, also cause persons designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on Johnston's Board of Directors of (i) each committee of Johnston's Board of Directors, (ii) of each Johnston Subsidiary and (iii) each committee (or similar body) of each such board.

                    (b) Johnston shall promptly take all actions required pursuant to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 7.6(a), including mailing to stockholders the information required by Section 14(f) of the

1934 Act and Rule 14f-1 as is necessary to enable CGW's designees to be elected to Johnston's Board of Directors. Purchaser shall supply Johnston and be solely responsible for any information with respect to it and its nominees, officers, directors and Affiliates required by this Section 7.6(b). The rights and obligations provided for in this Section 7.6(b) are in addition to and shall not limit any rights which Purchaser or any of its Affiliates may have as a holder or beneficial owner of shares of Johnston Common Stock as a matter of law with respect to the election of directors or otherwise.

              7.7 PAYMENT IN RESPECT OF JOHNSTON EQUITY RIGHTS. As soon as practicable after the date of this Agreement and following the effectiveness of the Merger or the Alternative Merger, the Board of Directors of Johnston (or if appropriate, any committee administering the Johnston Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Johnston Equity Rights to purchase shares of Johnston Common Stock (except for those Johnston Equity Rights set forth on Schedule 7.7, the "Retained Johnston Equity Rights") to provide that each Johnston Equity Right (excluding the Retained Johnston Equity Rights) outstanding immediately prior to the acceptance for payment of Shares pursuant to the Offer shall be cancelled and the holder thereof shall be entitled to receive a cash payment from Purchaser at the Effective Time of an amount equal to (i) the excess, if any, of (x) the price per Share to be paid pursuant to the Offer over (y) the exercise or conversion price per Share of such Johnston Equity Right, multiplied by (ii) the number of Shares for which such Johnston Equity Right shall not theretofore been exercised (the "Option Consideration"). Until surrendered for payment in accordance with the provisions of this Section 7.7, all Johnston Equity Rights (excluding the Retained Johnston Equity Rights) shall, from and after the Effective Time, represent for all purposes only the right to receive the consideration provided in this Section 7.7, without any interest thereon.

       Johnston shall use its best efforts to obtain all necessary Consents or releases from holders of Johnston Equity Rights, to the extent required by the terms of the plans or agreements governing such Johnston Equity Rights, as the case may be, or pursuant to the terms of any Johnston Equity Right granted thereunder, and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 7.7 (except for such action that may require the approval of Johnston's stockholders).

              7.8   INVESTIGATION AND CONFIDENTIALITY.

                    (a) Prior to the Effective Time, Johnston shall keep CGW advised of all material developments relevant to its business and shall permit CGW to make or cause to be made such investigation of the business and properties of Johnston and its Subsidiaries and of their respective financial and legal conditions as CGW reasonably requests, provided that such investigation shall be reasonably related to the Transactions and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                    (b) In addition to CGW's obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein, CGW shall, and shall cause Purchaser and their respective advisers and agents to, maintain the confidentiality of all confidential information furnished to it or any of them by Johnston concerning Johnston and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, CGW shall promptly return or cause to be returned, or certify or cause to be certified the destruction of, all documents and copies thereof, and all work papers containing confidential information received from Johnston.

                    (c) Johnston shall use its best efforts to exercise and enforce its rights, and shall not, without the prior written consent of Purchaser, waive any of its rights, under confidentiality agreements entered into with Persons which were considering an acquisition proposal with respect to Johnston.

                    (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Johnston Material Adverse Effect or a CGW Material Adverse Effect, as applicable.

              7.9 PRESS RELEASES. Prior to the Effective Time, the Parties shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.9 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

              7.10 CERTAIN ACTIONS. Except with respect to this Agreement and the Transactions, and as provided below, no Johnston Entity nor any Affiliate thereof nor any Representatives thereof retained by any Johnston Entity shall directly or indirectly initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any acquisition proposal. Notwithstanding anything herein to the contrary, Johnston and its Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an acquisition proposal, and (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written acquisition proposal by any such Person, if and only to the extent that (a) Johnston's Board of Directors concludes in good faith and consistent with its fiduciary duties to Johnston's stockholders under applicable Law that such acquisition proposal could reasonably be expected to result in a Superior Proposal, (b) prior to providing any information or data to any Person in connection with an acquisition proposal by any such Person, Johnston's Board of Directors receives from such Person an executed confidentiality agreement containing confidentiality terms at least as stringent as those contained in the confidentiality agreement between Johnston and CGW, and (c) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Johnston's Board of Directors notifies CGW and Purchaser promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Johnston agrees that it will promptly keep CGW informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Johnston agrees that it will, and will cause its officers, directors and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any acquisition proposal. Johnston agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and Representatives of the obligations undertaken in this Section 7.10. Nothing in this Section shall
(x) permit Johnston to terminate this Agreement (except as specifically provided in Article 9 thereof) or (y) affect any other obligation of CGW, Purchaser or Johnston under this Agreement.

              7.11 STATE TAKEOVER LAWS. Each Johnston Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable state takeover law, including Section 203 of the DGCL.

              7.12 CHARTER PROVISIONS. Each Johnston Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Transactions do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any Johnston Entity or restrict or impair the ability of CGW or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Johnston Entity that may be directly or indirectly acquired or controlled by them.

              7.13  INDEMNIFICATION.

                    (a) For a period of three years after the Effective Time, Purchaser shall, and shall cause Johnston to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Johnston Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions relating to the Indemnified Party's service or services as directors, officers, employees or agents of Johnston or, at Johnston's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Delaware Law and by Johnston's Certificate of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not Purchaser is insured against any such matter. Without limiting the foregoing, in any case in which approval by Johnston is required to effectuate any indemnification, Johnston shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Purchaser and the Indemnified Party.

                    (b) Purchaser shall, or shall cause Johnston to, use its reasonable efforts (and Johnston shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time Johnston's existing directors' and officers' liability insurance policy (provided that Purchaser may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or
(ii) with the consent of Johnston given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that neither Purchaser, the surviving corporation of the Merger, if applicable, nor Johnston shall be obligated to make aggregate premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Johnston's directors and officers, 150% of the annual premium payments on Johnston's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Purchaser shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                    (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.13, upon learning of any such Liability or Litigation, shall promptly notify Purchaser thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) CGW or Johnston shall have the right to assume the defense thereof and neither Purchaser nor Johnston shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser or Johnston elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Purchaser or Johnston and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Purchaser or Johnston shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Purchaser and Johnston shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) neither Purchaser nor Johnston shall be liable for any settlement effected without its prior written consent; and provided further that neither Purchaser nor Johnston shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                    (d) If Purchaser or Johnston or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Purchaser or Johnston shall assume the obligations set forth in this Section 7.13.

                    (e) The provisions of this Section 7.13 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

              7.14 MAINTENANCE OF PUBLIC TRADING MARKET. In the event that the Minimum Tender Condition is met but the Purchaser and any Affiliates shall not have acquired in the aggregate at least 90% of the outstanding Shares of Johnston pursuant to the Transactions, CGW and Purchaser shall, for a period of three years after the Effective Date use their commercially reasonable best efforts to maintain a public trading market for the Johnston Common Stock either on a national securities exchange, any of the Nasdaq Stock Markets, or in over-the-counter trading, and as long as such public trading market exists CGW and Purchaser shall comply with the 1934 Act, and the rules and regulations promulgated thereunder.

                                   ARTICLE 8
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

              8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and the other Transactions are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

                  (A) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Transactions shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the Transactions shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Purchaser and the General Partner of CGW would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, CGW and Purchaser would not have entered into this Agreement.

                  (B) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Johnston Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the Transactions shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Purchaser and the General Partner of CGW would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, CGW and Purchaser would not have entered into this Agreement.

                  (C) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the Transactions contemplated by this Agreement.

                  (D) PURCHASE OF SHARES IN OFFER. Purchaser shall have purchased Shares pursuant to the Offer, except that this condition shall not apply if Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under this Agreement.

                  (E) EMPLOYEE LOANS. Each of the financial institutions that have made loans to employees of Johnston to purchase shares of Johnston Common Stock ("Employee Loans"), and which loans are guaranteed by Johnston (such employees, the lending institutions and the outstanding amounts under their loans are set forth on Schedule A hereto), shall have agreed to restructure the Employee Loans on terms reasonably acceptable to the Parties, including the pledge by each borrower under the Employee Loans of all shares of Johnston Common Stock held by such borrower and purchased with the proceeds of the Employee Loan to the lender to secure the Employee Loans; provided, however, that should any such employee borrower choose to tender such shares of Johnston Common Stock acquired with the Employee Loans, the Employee Loan relating to that employee borrower shall not be restructured and shall remain due and payable in accordance with its original terms.

                  (F) REFINANCING OF JOHNSTON DEBT. Purchaser shall have restructured the Bank Credit Agreement, dated as of March 28, 1996, as amended, between Johnston, the Johnston Subsidiaries and the banks named therein, The Chase Manhattan Bank, N.A as Administrative Agent, Chase Securities, Inc. as Arranger, and NationsBank, N.A. as Syndication Agent, on terms and conditions satisfactory to Purchaser.

                  (G) FINANCING. Purchaser will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make the aggregate cash payment required to be paid pursuant to Article 2 of this Agreement and to purchase and pay for the Additional Common Stock and the Series A Preferred Stock pursuant to Article 3 of this Agreement (the financing described in this paragraph (g), together with the financing described in paragraph (f) above, hereinafter referred to as the "Financing").


              8.2 CONDITIONS TO OBLIGATIONS OF CGW AND PURCHASER. The obligations of CGW and Purchaser to perform their respective obligations under this Agreement are subject to the satisfaction of the following conditions, unless waived by CGW and Purchaser pursuant to Section 10.6(a):

                  (A) REPRESENTATIONS AND WARRANTIES. For purposes of this
       Section 8.2(a), the accuracy of the representations and warranties of Johnston set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 4.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties set forth in Sections 4.20, and 4.21 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Johnston set forth in this Agreement (including the representations and warranties set forth in Sections 4.3, 4.20, and 4.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Johnston Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                  (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Johnston to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (C) CERTIFICATES. Johnston shall have delivered to CGW and Purchaser (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Johnston and in Section 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Johnston's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Transactions, all in such reasonable detail as CGW, Purchaser and their counsel shall request.

              8.3 CONDITIONS TO OBLIGATIONS OF JOHNSTON. The obligations of Johnston to perform its obligations under this Agreement are subject to the satisfaction of the following conditions, unless waived by Johnston pursuant to
Section 10.6(b):

                  (A) REPRESENTATIONS AND WARRANTIES. For purposes of this
       Section 8.3(a), the accuracy of the representations and warranties of Purchaser set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Purchaser set forth in Sections 5.5 and 5.7 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Purchaser set forth in this Agreement (including the representations and warranties set forth in Sections 5.5 and 5.7) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Purchaser Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                  (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of CGW and Purchaser to be performed and complied with pursuant to this Agreement, including, but not limited to the provisions set forth in Article 3 herein and Section 8.1(f) hereof, and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (C) CERTIFICATES. Purchaser shall have delivered to Johnston
       (i) a certificate, dated as of the Effective Time and signed on its behalf by its president, to the effect that the conditions set forth in
       Section 8.1 as relates to CGW and Purchaser and in Section 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Purchaser's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Transactions, all in such reasonable detail as Johnston and its counsel shall request.

                  (D) PAYING AGENT CERTIFICATION. The bank or trust company selected by CGW to act as paying agent (the "Paying Agent") shall have delivered to Johnston a certificate, dated as of the Effective Time, to the effect that Purchaser has deposited with the Paying Agent sufficient funds to pay the aggregate cash payments required to be paid pursuant to
       Article 1.


                                   ARTICLE 9
                                  TERMINATION

              9.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Johnston and CGW or both, this Agreement may be terminated at any time prior to the Effective Time:

                  (a)      By mutual consent of CGW and Johnston; or

                  (b)      By either of Johnston or CGW:

                           (i) if (A) the Offer shall have expired without any Shares being purchased therein or (B) Purchaser shall not have accepted for payment all Shares tendered pursuant to the Offer by June 30, 2000; provided, however, that the right to terminate this Agreement under this
       Section 9.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser, to purchase the Shares pursuant to the Offer on or prior to such date; or

                           (ii) if any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity") shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree, ruling or other action shall have become and final and non-appealable; or

                    (c)    By Johnston:

                           (i) if Purchaser shall have failed to commence the Offer as soon as reasonably practical following the date of the initial public announcement of the Offer; provided, that Johnston may not terminate this Agreement pursuant to this Section 9.1(c)(i) if Johnston is at such time in willful and material breach of this Agreement; or

                           (ii) if CGW or Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to CGW or Purchaser, as applicable; or

                            (iii) if the Board of Directors of Johnston shall have determined to endorse, enter into and recommend to Johnstons' shareholders a Superior Proposal and shall have concurrently therewith entered into a definitive Contract with a Person in accordance with
       Section 7.10 with respect to such Superior Proposal, provided it has complied with all of the provisions thereof, including the notice provisions thereof; or

                    (d) By CGW:

                           (i) if, due to an occurrence not involving a breach by CGW or Purchaser of their obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in Exhibit 1, Purchaser shall have failed to commence the Offer as soon as reasonably practical following the date of the initial public announcement of the Offer; or

                           (ii) if prior to the purchase of Shares pursuant to the Offer, Johnston shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement or in the agreements governing the Financing, which (A) would give rise to the failure of a condition set forth in paragraph (f), (g) and (j) of Exhibit 1, and (B) as of the Closing, cannot be or has not been cured, in all material respects.

              9.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
9.2 and Article 10 shall survive any such termination and abandonment, and (ii) a termination other than pursuant to Section 9.1(a) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

              9.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3 and Articles 2, 10 and Section 7.13.

                                   ARTICLE 10
                                 MISCELLANEOUS

              10.1  DEFINITIONS.

                    (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  "1933 ACT" shall mean the Securities Act of 1933, as amended.

                  "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or
       (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                  "AGREEMENT" shall mean this Purchase Agreement, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                  "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement dated March 2, 1999, between Johnston and CGW.

                  "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                  "DGCL"   shall mean the Delaware General Corporation Law.

                  "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

                  "JOHNSTON COMMON STOCK" shall mean the $.10 par value per share, common stock of Johnston.

                  "JOHNSTON DISCLOSURE MEMORANDUM" shall mean the written information entitled "Johnston Disclosure Memorandum" delivered prior to the date of this Agreement to CGW describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of any other Section for which such disclosure is applicable, if such applicability is clear in the specific context and cross-referenced in the appropriate sections.

                  "JOHNSTON ENTITIES" shall mean, collectively, Johnston and all Johnston Subsidiaries.

                  "JOHNSTON EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options (including employee stock options), rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

                  "JOHNSTON FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Johnston as of January 2, 1999, January 3, 1998 and December 28, 1996, and the related statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended October 2, 1999, and for each of the three fiscal years ended January 2, 1999, January 3, 1998 and December 28, 1996, as filed by Johnston in SEC Documents, and (ii) the consolidated balance sheets of Johnston (including related notes and schedules, if any) and related statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to January 2, 1999.

                  "JOHNSTON MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Johnston and its Subsidiaries, taken as a whole, or (ii) the ability of Johnston to perform its obligations under this Agreement or the other transactions contemplated by this Agreement.

                  "JOHNSTON PREFERRED STOCK" shall mean the $.01 par value per share, preferred stock of Johnston.

                  "JOHNSTON STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Johnston set forth in
       Schedule 4.14 of the Johnston Disclosure Memorandum.

                  "JOHNSTON SUBSIDIARIES" shall mean the Subsidiaries of Johnston, which shall include the Johnston Subsidiaries described in
       Section 4.4 and any corporation or other organization acquired as a Subsidiary of Johnston in the future and held as a Subsidiary by Johnston at the Effective Time.

                  "ENVIRONMENTAL LAWS" shall mean all currently existing Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other currently existing Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "EXHIBIT 1" shall mean the Exhibit so marked, a copy of which is attached to this Agreement. Such Exhibit is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                  "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
       Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                    "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                    "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                  "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the president, chief financial officer, chief accounting officer, chief operating officer, or any senior or executive vice president of such Person.

                  "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                  "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

                  "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

                  "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                  "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                  "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates to a material degree in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                  "PARTY" shall mean either Johnston or CGW, and "PARTIES" shall mean both Johnston and CGW.

                  "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

                  "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "PURCHASER MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the ability of CGW or Purchaser to perform their respective obligations under this Agreement.

                  "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NYSE, the Nasdaq National Market, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

                  "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

                  "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                  "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the

       Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

                    "SUPERIOR PROPOSAL" shall mean any proposal (i) made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Johnston Common Stock then outstanding or all or substantially all the assets of Johnston, (ii) which the Board of Directors of Johnston determines in its good faith judgment that such proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and (iii) which would, if consummated, result in a more favorable transaction to the shareholders of Johnston than the transaction contemplated by this Agreement, taking into account, to the extent relevant, the long-term prospects and interests of Johnston and its stockholders.

                  "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

                  "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                  (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

              Additional Common Stock                                                          Section 3.1

              Appointment Date                                                                 Section 6.1
              Alternative Merger                                                               Section 7.2
              Closing                                                                          Section 2.2
              Johnston Benefit Plans                                                           Section 4.14
              Johnston Contracts                                                               Section 4.15
              Johnston ERISA Plan                                                              Section 4.14
              Johnston Pension Plan                                                            Section 4.14
              Johnston SEC Reports                                                             Section 4.5
              Effective Time                                                                   Section 2.1
              ERISA Affiliate                                                                  Section 4.14
              Fully Diluted Shares                                                             Exhibit 1
              Governmental Entity                                                              Section 9.1
              Indemnified Party                                                                Section 7.13
              Maximum Amount                                                                   Section 7.13
              Merger                                                                           Section 7.1
              Offer                                                                            Section 1.1
              Offer Documents                                                                  Section 1.1
              Offer Price                                                                      Section 1.1
              Offer to Purchase                                                                Section 1.1
              Option Consideration                                                             Section 7.7
              Paying Agent                                                                     Section 8.3
              Schedule TO                                                                      Section 1.1
              Schedule 14D-9                                                                   Section 1.2
              Shares                                                                           Section 1.1
              Stockholder Protection Agreement                                                 Section 1.2
              Takeover Laws                                                                    Section 4.20
              Transactions                                                                     Section 1.2

                    (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

              10.2  EXPENSES.

                    (a) Except as otherwise provided in this Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

                    (b) If (i) Johnston terminates this Agreement pursuant to
Section 9.1(c)(iii), or (ii) either Johnston or CGW terminates this Agreement pursuant to Section 9.1(b)(i) and prior thereto there shall have been publicly announced another acquisition proposal, Johnston shall pay to CGW, an amount equal to $3,000,000, plus an amount equal to CGW's actual, reasonable and reasonably documented out-of-pocket fees and expenses incurred by CGW and Purchaser in connection with the Offer, this Agreement and the consummation of the Transactions, which shall be payable in same day funds, provided that in no event shall Johnston be obligated to pay any such fees and expenses in excess of $4,000,000.

                    (c) If Johnston terminates this Agreement pursuant to
Section 9.1(c)(i) or (ii), then CGW shall pay to Johnston an amount equal to Johnston's reasonable and reasonably documented legal fees and expenses incurred, as of the date of such termination, with respect to this Agreement and the Transactions.

                    (d) If CGW terminates this Agreement pursuant to Section 9.1(d)(ii), then Johnston shall pay to CGW an amount equal to CGW's reasonable and reasonably documented legal fees and expenses incurred, as of the date of such termination, with respect to this Agreement and the Transactions.

                    (e) If, upon expiration of the Offer, the Minimum Tender Condition (as defined in Exhibit 1 hereto) is not satisfied, Johnston shall pay to CGW an amount equal to CGW's reasonable and reasonably documented legal fees and expenses incurred, with respect to this Agreement and the Transactions.

                    (f) Nothing contained in this Section 10.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

              10.3 BROKERS AND FINDERS. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the Transactions. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Johnston or by CGW, each of Johnston and CGW, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

              10.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 7.10(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

              10.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties.

              10.6  WAIVERS.

                    (a) Prior to or at the Effective Time, CGW, acting through its General Partner, shall have the right to waive, for itself and for Purchaser, any Default in the performance of any term of this Agreement by Johnston, to waive or extend the time for the compliance or fulfillment by Johnston of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CGW under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the General Partner of CGW.

                    (b) Prior to or at the Effective Time, Johnston, acting at the direction of its Board of Directors, shall have the right to waive any Default in the performance of any term of this Agreement by CGW or Purchaser, to waive or extend the time for the compliance or fulfillment by CGW or Purchaser of any and all of these respective obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Johnston under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Johnston.

                    (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

              10.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

              10.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

              Johnston:               Johnston Industries, Inc.,
                                      105 Thirteenth Street
                                      Columbus, Georgia 31901
                                      Telecopy Number: (706) 641-3159

                                      Attention: D. Clark Ogle

              Copy to Counsel:        Paul, Hastings, Janofsky & Walker LLP
                                      600 Peachtree Street
                                      Atlanta, GA 30308
                                      Telecopy Number: (404) 815-2400

                                      Attention: Elizabeth H. Noe

              CGW or Purchaser:       CGW Southeast Partners IV, L.P.
                                      Twelve Piedmont Center, Suite 210
                                      Atlanta, Georgia 30305
                                      Telecopy Number: (404) 816-3258

                                      Attention: Roy R. Bowman

              Copy to Counsel:        Alston & Bird LLP
                                      1201 West Peachtree Street
                                      Atlanta, GA 30309-7260
                                      Telecopy Number: (404) 881-4777
                                      Attention: Sidney J. Nurkin

              10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

             10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

             10.11 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

             10.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

             10.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

              IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                              CGW Southeast Partners IV, L.P.


                              By: CGW Southeast IV, L.L.C., its General Partner

                              By: CGW, Inc., its Manager


                              By:
                                 -----------------------------------------------
                              Name:
                                   ---------------------------------------------
                              Title:
                                    --------------------------------------------


                              JI Acquisition Corp.


                              By:
                                 -----------------------------------------------
                              Name:
                                   ---------------------------------------------
                              Title:
                                   ---------------------------------------------


                              Johnston Industries, Inc.


                              By:
                                 -----------------------------------------------
                              Name:
                                   ---------------------------------------------
                              Title:
                                   ---------------------------------------------

                                   EXHIBIT 1

                            CONDITIONS OF THE OFFER


The capitalized terms used in this Exhibit 1 have the meanings assigned to them in the Purchase Agreement to which this Exhibit 1 is attached.


       Notwithstanding any other provision of the Offer or the Purchase Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the 1934 Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may amend or terminate the Offer as to any Shares not then paid for unless (i) there shall have been validly tendered and not withdrawn, prior to the expiration of the Offer, that number of Shares which, when aggregated with the shares of Johnston Common Stock and Series A Preferred Stock to be acquired by the Purchaser pursuant to Article 3 hereof, would represent at least a majority of the Fully Diluted Shares (as defined below) (the "Minimum Tender Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of Johnston on a fully diluted basis, after giving effect to the exercise or conversion of all Retained Johnston Equity Rights exercisable or convertible into such voting securities and the purchase of the Additional Common Stock and Series A Preferred Stock pursuant to Article 3 of the Agreement. Furthermore, notwithstanding any other term of the Offer or the Purchase Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of Johnston or if, at any time on or after the date of the Purchase Agreement and prior to the acceptance for payment of Shares or the payment therefor, any of the following conditions exists:

         (a) there shall have been instituted, threatened or pending any Litigation brought by any Governmental Entity or other person, or before any court or governmental authority, agency or tribunal, domestic or foreign, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by CGW or Purchaser of any Shares, directly or indirectly seeking to restrain or prohibit or otherwise make more costly the making or consummation of the Offer, or seeking to obtain from Johnston, CGW or Purchaser any damages that are material in relation to Johnston and its Subsidiaries, taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Johnston, CGW or any of their respective Subsidiaries of any material portion of the business or assets of Johnston, CGW or any of their respective Subsidiaries, or to compel Johnston, CGW or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of Johnston, CGW or any of their respective Subsidiaries, as a result of the Offer,

       (iii) seeking to impose or to confirm limitations on the ability of CGW or any of its Subsidiaries effectively to acquire or hold or to exercise full rights of ownership of Shares, including without limitation the right to vote any Shares acquired or owned by CGW or any of its Subsidiaries on all matters properly presented to the stockholders of Johnston, or the right to vote any shares of capital stock of any Subsidiary directly or indirectly owned by Johnston, (iv) seeking to prohibit CGW or any of its Subsidiaries from effectively controlling in any material respect the business or operations of Johnston or any of its Subsidiaries, or (v) which otherwise is reasonably likely to have a Johnston Material Adverse Effect

         (b) there shall be any Law or Order threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any Consent withheld with respect to,
       (i) CGW, Johnston or any of their respective Subsidiaries or (ii) the Offer, by any Governmental Entity or before any court or governmental authority, agency or tribunal, domestic or foreign, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

         (c) there shall have occurred any Johnston Material Adverse Effect or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in a Johnston Material Adverse Effect;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the Nasdaq National Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference not relating to monetary conditions),
       (ii) a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from the date hereof, or a material disruption of or material adverse change in financial, banking or capital market conditions that could materially adversely affect syndication of loan facilities, (iii) any material adverse change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any domestic government or governmental, administrative or regulatory authority or agency on, or any other event that could reasonably be expected to materially adversely affect the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity having a Johnston Material Adverse Effect or CGW Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer or (vii) in the case of any of the foregoing existing on the date of the Purchase Agreement, a material acceleration or worsening thereof;

         (e) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the 1934
       Act) of more than 20% of the outstanding Shares has been acquired by any corporation (including Johnston or any of its Subsidiaries or

       Affiliates), partnership, person or other entity or "group" (within the meaning of Section 13(d)(3) of the 1934 Act), other than Purchaser or any of its Affiliates, or (ii) (A) the Board of Directors of Johnston or any committee thereof shall have approved or recommended any acquisition proposal or any other acquisition of Shares other than the Offer or (B) Johnston shall have entered into an agreement with respect to an acquisition proposal or (C) the Board of Directors of Johnston or any committee thereof shall have resolved to do any of the foregoing;

         (f) any of the representations and warranties of Johnston set forth in the Purchase Agreement that are qualified as to materiality shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of such determination;

         (g) Johnston shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Johnston to be performed or complied with by it under the Purchase Agreement;

         (h) the Purchase Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of Johnston;

         (i) all Consents of and notices to or filings with governmental authorities and third parties required in connection with the Transactions shall not have been obtained or made other than those the absence of which, individually or in the aggregate, would not have a Johnston Material Adverse Effect or prevent or materially delay consummation of any of the Transactions;

         (j) Notwithstanding Section 5.6 of the Purchase Agreement, Purchaser shall not have received financing in an amount necessary to consummate the Transactions, including the payment of fees and expenses relating to the Transactions, on terms and conditions reasonably satisfactory to Purchaser and CGW; or

         (k) CGW and Purchaser shall not have received confirmation from Johnston that each of the financial institutions that have made loans to employees of Johnston to purchase shares of Johnston Common Stock ("Employee Loans"), and which loans are guaranteed by Johnston (such employees, the lending institutions and the outstanding amounts under their loans are set forth on Schedule A hereto), shall have agreed to restructure the Employee Loans on terms reasonably acceptable to CGW and Purchaser, including the pledge by each borrower under the Employee Loans of all shares of Johnston Common Stock held by such borrower and purchased with the proceeds of the Employee Loan to the lender to secure the Employee Loans; provided, however, that should any such employee borrower choose to tender such shares of Johnston Common Stock acquired with the Employee Loans, the Employee Loan relating to that employee borrower shall not be restructured and shall remain due and payable in accordance with its original terms;

which, in the sole and reasonable judgment of CGW or Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by CGW or any of its Affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

       The foregoing conditions are for the sole benefit of CGW and Purchaser and may be asserted by CGW or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by CGW or Purchaser in whole or in part at any time and from time to time in their sole discretion (subject in each case to the terms of the Purchase Agreement). The failure by CGW or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by CGW or Purchaser concerning the events described in this
Exhibit 1 will be final and binding upon all parties.

                                   EXHIBIT 2

                      SERIES B PREFERRED STOCK DESIGNATION

              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                          OF JOHNSTON INDUSTRIES, INC.

         Pursuant to Section 151 of the General Corporation Law of the State of Delaware, we, D. Clark Ogle, President and Chief Executive Officer, and F. Ferrell Walton, Secretary of JOHNSTON INDUSTRIES, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with provisions of Section 103 thereof,

         DO HEREBY CERTIFY: That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the said Corporation, the said Board of Directors on ___________ ___, 2000, adopted the following resolution creating a series of 250,000 shares of Preferred Stock designated as Series A Convertible Preferred Stock:

         RESOLVED, that a series of the Corporation's Preferred Stock consisting of 250,000 shares of Preferred Stock, par value $.01 per share, be and hereby is, designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), and that the Series A Preferred Stock shall have the designations, powers, preferences, rights and qualifications, limitations and restrictions substantially as set forth in the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock (the "Certificate") described below.

         This Certificate states that the Board of Directors does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and qualifications, limitations and restrictions thereof as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein):

                                   SECTION 1.
                             DESIGNATION AND AMOUNT

         The shares of such series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 250,000. Such number of shares of Series A Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of Series A Preferred Stock then outstanding plus the number of shares of Series A Preferred Stock reserved for issuance upon the exercise of outstanding options, rights or warrants exercisable for, or upon the conversion of any outstanding securities issued by the Corporation convertible into, Series A Preferred Stock.

                                   SECTION 2.
                           DIVIDENDS AND DISTRIBUTIONS

         (A) Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends payable in cash, property, or in shares of the Common Stock, par value $.01 per share of the Corporation (the "Common Stock") in an amount per share equal to that amount of cash, property or Common Stock per share declared and paid out of funds legally available therefor, on the Common Stock.

         (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock.

         (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the date of declaration of dividends on the Common Stock. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such accrued dividends shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

                                   SECTION 3.
                                  VOTING RIGHTS

         The holders of shares of Series A Preferred Stock shall have the same voting rights with respect to matters which the holders of Common Stock are entitled to vote, and, except as expressly set forth in the General Corporation Law of the State of Delaware, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

                                   SECTION 4.
                              CERTAIN RESTRICTIONS

         (A) Whenever dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not: (i) declare or pay dividends on, make any other distribution on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid or distributions made ratably on the Series A Preferred Stock and all such stock ranking on a parity with respect to the particular dividend or distribution in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or
(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                                   SECTION 5.
                                CONVERSION RIGHTS

         (A) General Rights. The shares of Series A Preferred Stock shall be convertible into Common Stock on the following terms and conditions:

                  (a) Term. Pursuant to the provisions of paragraph 5(A)(g), the outstanding shares of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as are issuable pursuant to the conversion formula set forth in paragraph 5(A)(c), as the same may be adjusted from time to time pursuant to Section 5(B). The Corporation shall make no payment or adjustment on account of distributions accrued or in arrears on the Series A Preferred Stock surrendered for conversion and no adjustment on account of distributions on the shares of Common Stock issuable upon conversion.

                  (b) Surrender of Shares. Upon the occurrence of the provisions set forth in paragraph 5(A)(g), the holders of Series A Preferred Stock may surrender the certificate or certificates for such shares of Series A Preferred Stock at the offices of the Corporation, or at such other place or places, if any, as the Board of Directors of the Corporation may determine, duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank, and shall state in writing therein the name or names in which the holder wishes the certificate or certificates for shares of Common Stock issuable on such conversion to be issued. The surrender of shares of Series A Preferred Stock shall constitute a contract between the holder and the Corporation whereby (i) such holder shall be deemed to subscribe for the amount of Common Stock which he will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription, to surrender the shares of Series A Preferred Stock and to release the Corporation from all obligation thereon, and (ii) the Corporation shall be deemed to agree that the surrender of the certificate or certificates for such shares of Series A Preferred Stock and the extinguishment of obligation thereon shall constitute full payment of such subscription for the Common Stock so subscribed for and to be issued upon such conversion.

                  The Corporation will as soon as practicable after such deposit of certificates for shares of Series A Preferred Stock, issue and deliver to the person for whose account such shares of Series A Preferred Stock were so surrendered, or to his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which the holder shall be entitled as aforesaid, together with a check or cash in respect of any fraction of a share as hereinafter provided in paragraph 5(A)(f). Subject to the following provisions of this Section 5, such conversion shall be deemed to have been made on the Business Day on which a holder of Series A Preferred Stock has surrendered its shares of Series A Preferred Stock in accordance with the conditions described in paragraph 5(A), and the person or persons entitled to receive the Common Stock issuable upon conversion of the Series A Preferred Stock shall be deemed for all purposes to have become the record holder or holders of such Common Stock and to have ceased to be the holder of Series A Preferred Stock on such Business Day.

                  (c) Stock Unit. Each share of Series A Preferred Stock shall be convertible, at the times and places and in the manner referred to in this Section 5, into one "Stock Unit". The contents of a Stock Unit as of the date of filing of this Certificate of Designation with the Secretary of State of the State of Delaware, shall be one (1) share of Common Stock (as constituted upon such date) of the Corporation. The contents of a Stock Unit shall thereafter be subject to adjustment in accordance with the provisions of Section 5(B).

                  (d) Taxes. The issue of share certificates on conversion of the Series A Preferred Stock shall be made free of any tax in respect of such issue. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in a name other than that of the holder of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such share certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

                  (e) Reservation of Shares. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares, solely for the purpose of effecting the conversion of Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the General Corporation Law of the State of Delaware, use its best efforts to cause the number of authorized shares of its Common Stock to be increased if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the then outstanding shares of Series A Preferred Stock.

                  (f) Fractional Shares. The Corporation shall not be required to issue fractional shares of Common Stock or scrip upon conversion of Series A Preferred Stock. As to any final fraction of a share of Common Stock which a holder of one or more shares of Series A Preferred Stock would otherwise be entitled to receive upon conversion of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to $3.00 per share of Series A Preferred Stock.

                  (g) Terms of Conversion. The shares of Series A Preferred Stock shall be convertible to Common Stock, at the times and places and in the manner referred to in this Section 5(A), at the election of the holders of the Series A Preferred Stock, provided the number of shares of Common Stock authorized but unissued under the Corporation's Certificate of Incorporation is sufficient to satisfy the number of shares of Series A Preferred Stock being converted at such time.


         (B) Antidilution. The number of shares of Common Stock comprising a Stock Unit shall be subject to adjustment from time to time, as follows:

                  (a) Recapitalization. In case the Corporation after the date of filing of this Certificate of Designation with the Secretary of State of the State of Delaware (the "Base Date") shall (i) issue a share dividend to the holders of its Common Stock, (ii) combine its outstanding shares of Common Stock into a smaller number of shares, or
         (iii) issue by reclassification of its shares of Common Stock any shares of the Corporation, then the number of shares of Common Stock comprising a Stock Unit immediately after the happening of any of the events described above shall be adjusted by multiplying the Stock Unit in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. Similar adjustments to the content of a Stock Unit shall be made if any of the events described above in this subparagraph (a) shall thereafter occur. An adjustment made pursuant to this subparagraph (a) shall become effective retroactively immediately after the record date in the case of a share dividend, and shall become effective immediately after the effective date in the case of a combination or reclassification.

                  (b) Other Actions by Corporation. In case the Corporation after the Base Date shall take any action affecting the Common Stock, other than action described in subparagraph (a) of this Section 5(B), which in the opinion of the Board of Directors of the Corporation would materially affect the rights of the holders of the Series A Preferred Stock, the Common Stock included in a Stock Unit shall be adjusted in such manner, if any, and at such time, as the Board of Directors of the Corporation, in its sole discretion, may determine to be equitable in the circumstances. Failure of the Board of Directors of the Corporation to provide for an adjustment prior to the effective date of any such action by the Corporation affecting the Common Stock shall be conclusive evidence that the Board of Directors of the Corporation has determined that it is equitable to make no adjustment in the circumstances.

                  (c) Notices of Adjustment. Whenever the content of a Stock Unit is adjusted pursuant to this Section 5(B), the Corporation shall promptly mail to each holder of record of the shares of Series A Preferred Stock, a certificate signed by the President or Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation setting forth in reasonable detail the events requiring the adjustment and the method by which such adjustment was calculated and specifying the number, or kind, or class of shares or other securities or property comprising a Stock Unit after giving effect to such adjustment.

                           Failure to file any certificate or notice or to publish or mail any notice, or any defect in any certificate or notice, pursuant to this Section 5(B) shall not affect the legality or validity of the adjustment in the content of a Stock Unit or of any transaction giving rise thereto.

                                   SECTION 6.
                                REACQUIRED SHARES

         Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                                   SECTION 7.
                     LIQUIDATION, DISSOLUTION OR WINDING UP

         (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received [$3.00] per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, if declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of remaining assets to be distributed.

         (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.


                                   SECTION 8.
                                  NO REDEMPTION

         The shares of Series A Preferred Stock shall not be redeemable.

                                   SECTION 9.
                                     RANKING

         The Series A Preferred Stock shall rank junior to all other series of the Corporation's preferred stock, if any, as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise. Nothing in this Certificate shall limit the power of the Board of Directors to create a new series of preferred stock ranking senior to the Series A Preferred Stock in any respect.

                                   SECTION 10.
                                    AMENDMENT

         The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

                                   SECTION 11.
                                FRACTIONAL SHARES

         Series A Preferred Stock may be issued in fractions of a share, which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this _____ day of ____, 2000.



                                        ---------------------------------------
                                        D. Clark Ogle, President



                                        Attest:
                                               --------------------------------
                                               F. Ferrell Walton, Secretary